UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2011

MAKO Surgical Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33966	20-1901148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 Davie Road

Fort Lauderdale, Florida 33317

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 927-2044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events

On June 7, 2011, Maurice R. Ferré, M.D., Chairman, Chief Executive Officer, and President of MAKO Surgical Corp. (the “Company”), entered into a pre-arranged stock trading plan to sell a portion of his shares of the Company’s common stock in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934 and the Company’s insider trading policies. Rule 10b5-1 permits an officer or director to enter into a pre-arranged plan for buying or selling Company stock at a time when the officer or director is not in possession of material, nonpublic information about the Company. After adoption of a Rule 10b5-1 plan, the officer or director retains no further discretion in carrying out the trades under the plan, although the officer or director may later amend or terminate the plan. The existence of such a plan allows for personal holdings to be diversified in an orderly fashion from time to time, often as part of a personal financial, tax, or estate planning strategy.

The Rule 10b5-1 plan adopted by Dr. Ferré provides for the sale of up to 70,000 shares of the Company’s common stock at specified market prices commencing thirty days after adoption of the plan and continuing until all 70,000 shares are sold or February 29, 2012, whichever occurs first. Any transaction under this plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules, and regulations.

The Company does not intend to report on Form 8-K any Rule 10b5-1 plans that may be adopted by any other officers or directors. In addition, the Company undertakes no obligation to report any modifications or terminations of any publicly announced trading plan, except to the extent as may be required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAKO Surgical Corp

Date: June 10, 2011	By:	/s/ Menashe R. Frank
Menashe R. Frank, Senior Vice President, General Counsel and Secretary